Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Craig Streem tel: +1 561.226.2983 cstreem@adt.com
ADT REPORTS THIRD QUARTER 2013 RESULTS
COMPANY PROVIDES UPDATE ON CAPITAL ALLOCATION STRATEGY, ANNOUNCES ACQUISITION OF DEVCON SECURITY

•	Recurring revenue of $764 million, up 4.2%

•	Net income of $113 million, up 10.8%

•	EBITDA before special items of $433 million, up 5.1%

•	GAAP diluted earnings per share of $0.52 and earnings per share before special items of $0.53

•	ADT Pulse overall take rate at 27.8% in the quarter, up from 10.3% last year

•	Signs definitive agreement to acquire Devcon Security for $148.5 million

($ in millions, except per share amounts)	Q3 2013	Q3 2012	Change
Recurring revenue	$764	$733	4.2%
Other revenue	$69	$81	-14.8%
Total revenue	$833	$814	2.3%
Net income	$113	$102	10.8%
EBITDA before special items[1]	$433	$412	5.1%
EBITDA margin before special items[1]	52.0%	50.6%	140 bps
Diluted earnings per share	$0.52	$0.43	20.9%
Diluted earnings per share before special items[1]	$0.53	$0.44	20.5%

BOCA RATON, Fla. - July 31, 2013 - The ADT Corporation (NYSE: ADT) today reported diluted earnings per share of $0.52 for the third quarter of 2013, and diluted earnings per share before special items of $0.53. Using the company's cash tax rate, EPS before special items was $0.801.

Recurring revenue, which made up 92% of total revenue in the quarter, was up 4.2%. Recurring revenue growth was driven primarily by an increase in ending average revenue per customer, which rose to $40.08. Non-recurring revenue declined 14.8% as the company's mix of newly installed systems continues to shift toward more ADT-owned systems, increasing deferred revenue and reducing current period installation revenue. Total revenue of $833 million increased 2.3% compared to the third quarter of 2012.

[1]	Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables, as well as on the Investor Relations section of our web site, www.ADT.com.

The company has determined that its net attrition rates for prior periods have been overstated due to the inaccurate capture of certain resale activity. The revised net attrition rate for the current quarter was 13.8% and revised rates for the preceding quarters were: 13.5%, 13.4%, 13.5%, 13.2%, 12.9%, 12.7%, and 12.7% for the quarters ended March 29, 2013 through September 30, 2011, respectively. ADT closed the quarter with 6.5 million customer accounts.

EBITDA before special items was $433 million, 5.1% higher than the prior year, and EBITDA margin before special items was 52.0%, a 140 basis point improvement. The margin expansion was mainly due to the favorable impact of the mix shift to more ADT-owned systems and cost control initiatives that helped to offset the impact of dis-synergies and public company costs resulting from the separation from Tyco International.

Operating cash flow for the twelve month period ended June 28, 2013 was $1.6 billion. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis for the twelve month period ended June 28, 2013 was $918 million1.

ADT has entered into a definitive agreement to acquire Devcon Security for total cash consideration of $148.5 million. The acquisition includes approximately 117,000 customer sites with total recurring monthly revenue of approximately $3.6 million. The transaction is expected to close in early August.

Naren Gursahaney, ADT's Chief Executive Officer, said, “Our results for the quarter reflect solid execution on our growth and cost control initiatives. We continued to make significant progress in expanding sales of ADT Pulse with the trends in take rates demonstrating the broad appeal of the Pulse product set across all of our sales channels.”

Regarding the company's strategy, Gursahaney said, “We recently completed our annual strategic planning process. Our three-year strategic plan focuses on investing to grow our core business, increasing operating efficiency, and pursuing accretive acquisitions to complement organic growth. We believe optimizing our capital structure will help us achieve our strategic goals, and expect to target a leverage ratio of 3.0 times debt to EBITDA over time. We expect to use proceeds from incremental leverage to pursue a flexible, balanced capital allocation plan, including investing in organic growth, completing acquisitions, and returning excess cash to shareholders in the form of both dividends and share buybacks.”

Gursahaney added, “We are also very pleased to announce the acquisition of Devcon Security, a quality company that we've admired as a competitor. In addition to the solid characteristics of the Devcon customer base, we are excited to add Devcon Security's seasoned sales force and distribution capabilities as well as their highly competent management and operating teams. We operate in a highly fragmented industry and over time expect to see additional M&A opportunities, like Devcon, that could represent value added enhancements to our organic growth.”
SHARE REPURCHASE PROGRAM
Under its previously announced three-year, $2 billion authorization, the company repurchased 7 million of its shares for $296 million during the quarter. Additionally, during April 2013, the company received 1.2 million additional shares of its common stock in conjunction with the completion of the $600 million accelerated share repurchase program initiated on January 29, 2013. From inception of the $2 billion program to date the company has repurchased 25.3 million shares for $1.15 billion.
UPDATING FISCAL YEAR 2013 GUIDANCE

•	Recurring revenue growth of 4.5%-4.8%

•	EBITDA margin before special items approximately 51.0%

•	Free cash flow before special items of $450-$500 million

•	Steady-state free cash flow before special items $900-$950 million

CONFERENCE CALL AND WEBCAST
Management will discuss the company's third quarter results for 2013 during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 679-8035, pass code 13933163 when prompted. The telephone dial-in number for participants outside the United States is (617) 213-4848, pass code 13933163 when prompted.

•
An audio replay of the conference call will be available at 11:30 a.m. (ET) on July 31, 2013 and ending at 11:59 p.m. (ET) on August 14, 2013. The dial-in number for participants in the United States is (888) 286-8010, pass code 78904488 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 78904488 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today's active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.

From time to time, ADT may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the “Investor Relations” section at http://investors.adt.com.
NON-GAAP MEASURES
Earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), earnings per share (EPS) and EPS at cash tax rates, in each case “before special items,” are non-GAAP measures and should not be considered replacements for GAAP results.

EBITDA is a useful measure of the company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.

In addition, from time to time, the company may present EBITDA before special items, which is EBITDA, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

SSFCF is a useful measure of pre-levered cash that is generated by the business after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers driving recurring revenue growth. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts required to maintain recurring revenue, and cash paid for interest and income taxes. Capital expenditures, subscriber system assets, and dealer generated customer accounts required to maintain recurring revenue are subtracted from cash flows from operating activities because they represent long-term investments that are required to replace recurring revenue lost to attrition. The exclusion of cash paid for interest and income taxes eliminates the impact of cash flows associated with our capitalization and tax structure. The amount of dealer generated customer accounts required to maintain recurring revenue is calculated by reducing net recurring revenue lost to attrition for the previous twelve months by recurring revenue created through account generation in our direct channel for the previous twelve months and multiplying the difference by the annual creation multiple on dealer accounts. As the components of these inputs are determined using trailing twelve month information, SSFCF is calculated on a trailing twelve month basis.

In addition, from time to time the company may present FCF and SSFCF before special items, which are FCF and SSFCF, adjusted to exclude the cash impact of the special items highlighted below. These numbers provide information to investors regarding the cash impact of certain items management believes are useful to identify, as described below.

The limitation associated with using FCF and SSFCF is that they adjust for cash items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available for the company's programs than the most comparable GAAP measure. This limitation is best addressed by using FCF and SSFCF in combination with the GAAP cash flow numbers.

FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company's total cash and cash equivalents for the period. See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and reconciliations presenting the components of FCF and SSFCF.

EPS at cash tax rates is a useful measure of our earnings per share after considering the difference between our effective tax rate and our cash tax rate. The difference between Diluted EPS (the most comparable GAAP measure) and EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.

The company has presented its EPS, EPS at cash tax rates, EBITDA, EBITDA margin, FCF and SSFCF before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the company. The company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The company also presents its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the company's underlying operating results and business trends between periods. The difference between net income and EPS before special items and net income and EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA and EBITDA margin before special items do not reflect any additional adjustments that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	our ability to develop or acquire new technology;

•	failure to maintain the security of our information and technology networks;

•	allegations that we have infringed the intellectual property rights of third parties;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International
Ltd., our former parent company (“Tyco”);

•	failure to enforce our intellectual property rights;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	interruption to our monitoring facilities;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential liabilities for obligations of The Brink's Company under the Coal Act;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	capital market conditions, including availability of funding sources;

•	risks related to our increased indebtedness;

•	changes in our credit ratings;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.

Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected, including the ability to complete any share repurchases within the proposed timing or at all, the number of shares that ultimately will be repurchased, and the uncertainty regarding the amount and timing of future share repurchases by ADT and the origin of funds used for such repurchases.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's Annual Report on Form 10-K for the fiscal year ended Sept. 28, 2012, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Nine Months Ended
	June 28, 2013	June 29, 2012	% Change	June 28, 2013	June 29, 2012	% Change
Revenue	$833	$814	2.3%	$2,463	$2,416	1.9%
Cost of revenue	343	344	(0.3)%	1,020	1,038	(1.7)%
Selling, general and administrative expenses	292	277	5.4%	874	823	6.2%
Separation costs	6	—		17	—
Operating income	192	193	(0.5)%	552	555	(0.5)%
Interest income	1	—		1	—
Interest expense	(32)	(26)	23.1%	(86)	(70)	22.9%
Other income	1	—		23	—
Income before income taxes	162	167	(3.0)%	490	485	1.0%
Income tax expense	(49)	(65)	(24.6)%	(165)	(185)	(10.8)%
Net income	$113	$102	10.8%	$325	$300	8.3%

Earnings per share:
Basic	$0.52	$0.44	18.2%	$1.44	$1.29	11.6%
Diluted	$0.52	$0.43	20.9%	$1.43	$1.27	12.6%
Weighted-average shares outstanding:
Basic	217	232	(6.5)%	225	232	(3.0)%
Diluted	219	236	(7.2)%	228	236	(3.4)%

Effective tax rate	30.2%	38.9%	(870) bps	33.7%	38.1%	(440) bps

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 28, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$272	$234
Accounts receivable trade, net	75	78
Inventories	53	42
Prepaid expenses and other current assets	93	46
Deferred income taxes	123	40
Total current assets	616	440
Property and equipment, net	222	217
Subscriber system assets, net	1,916	1,744
Goodwill	3,414	3,400
Intangible assets, net	2,854	2,861
Deferred subscriber acquisition costs, net	502	464
Other assets	131	134
Total Assets	$9,655	$9,260
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$3	$2
Accounts payable	181	144
Accrued and other current liabilities	214	181
Income taxes payable	43	—
Deferred revenue	249	245
Total current liabilities	690	572
Long-term debt	3,224	2,525
Deferred subscriber acquisition revenue	740	675
Deferred tax liabilities	359	157
Other liabilities	188	174
Total Liabilities	5,201	4,103
Total Equity	4,454	5,157
Total Liabilities and Equity	$9,655	$9,260

THE ADT CORPORATION
CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Nine Months Ended
	June 28, 2013	June 29, 2012	% Change
Cash Flows from Operating Activities:
Net income	$325	$300
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	697	646
Amortization of deferred subscriber acquisition costs	91	82
Amortization of deferred subscriber acquisition revenue	(99)	(89)
Stock-based compensation expense	14	6
Deferred income taxes	165	185
Provision for losses on accounts receivable and inventory	39	38
Other non-cash items	5	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(36)	(19)
Inventories	(13)	(26)
Accounts payable	38	23
Accrued and other liabilities	49	(20)
Income taxes, net	—	(7)
Deferred subscriber acquisition costs	(132)	(119)
Deferred subscriber acquisition revenue	170	109
Other	(40)	22
Net cash provided by operating activities	1,273	1,131	12.6%
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(428)	(494)
Subscriber system assets	(415)	(268)
Capital expenditures	(47)	(44)
Acquisitions, net of cash acquired	(16)	—
Other	(2)	(9)
Net cash used in investing activities	(908)	(815)	11.4%
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	77	—
Repurchases of common stock under approved program	(1,062)	—
Repurchases of common stock for employee related program	(6)	—
Dividends paid	(86)	—
Proceeds received for allocation of funds related to the Separation	61	—
Proceeds from long-term borrowings	700	—
Repayment of long-term debt	(2)	(1)
Debt issuance costs	(6)	—
Allocated debt activity	—	35
Change in parent company investment	—	(420)
Other	—	5
Net cash used in financing activities	(324)	(381)	(15.0)%
Effect of currency translation on cash	(3)	3
Net increase (decrease) in cash and cash equivalents	38	(62)
Cash and cash equivalents at beginning of period	234	65
Cash and cash equivalents at end of period	$272	$3

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 28, 2013	June 29, 2012	% Change	June 28, 2013	June 29, 2012	% Change
Net Income (GAAP)	$113	$102	10.8%	$325	$300	8.3%
Restructuring, net(1)	—	—		—	1
Integration costs(1)	—	1		—	7
Non-recurring separation costs(1)	4	—		11	—
Separation related debt issuance costs(1)	—	2		—	2
Separation related other income(2)	(1)	—		(22)	—
Net Income before special items	$116	$105	10.5%	$314	$310	1.3%

(1)
Calculated using a tax rate of 30.2% for the quarter ended June 28, 2013, 38.3% for the quarter ended June 29, 2012, 33.7% for the nine months ended June 28, 2013 and 38.3% for the nine months ended June 29, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
EPS Before Special Items

	For the Quarters Ended			For the Nine Months Ended
	June 28, 2013	June 29, 2012	% Change	June 28, 2013	June 29, 2012	% Change
Diluted EPS (GAAP)	$0.52	$0.43	20.9%	$1.43	$1.27	12.6%
Restructuring, net(1)	—	—		—	—
Integration costs(1)	—	—		—	0.03
Non-recurring separation costs(1)	0.02	—		0.05	—
Separation related debt issuance costs(1)	—	0.01		—	0.01
Separation related other income(2)	(0.01)	—		(0.10)	—
EPS before special items	$0.53	$0.44	20.5%	$1.38	$1.31	5.3%

(1)
Calculated using a tax rate of 30.2% for the quarter ended June 28, 2013, 38.3% for the quarter ended June 29, 2012, 33.7% for the nine months ended June 28, 2013 and 38.3% for the nine months ended June 29, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Nine Months Ended
	June 28, 2013	June 29, 2012	% Change	June 28, 2013	June 29, 2012	% Change
Diluted EPS (GAAP)	$0.52	$0.43	20.9%	$1.43	$1.27	12.6%
Plus: Impact of income tax expense on diluted EPS	0.22	0.28		0.72	0.79
Less: Impact of income taxes paid, net of refunds	0.04	(0.01)		—	(0.03)
EPS at cash tax rates	$0.78	$0.70	11.4%	$2.15	$2.03	5.9%
Restructuring, net(1)	—	—		—	0.01
Integration costs(1)	—	0.01		—	0.05
Non-recurring separation costs(1)	0.03	—		0.08	—
Separation related debt issuance costs(1)	—	0.01		—	0.01
Separation related other income(2)	(0.01)	—		(0.10)	—
EPS before special items at cash tax rates	$0.80	$0.72	11.1%	$2.13	$2.10	1.4%

(1)
Calculated using a tax rate of (5.6)% for the quarter ended June 28, 2013, 1.2% for the quarter ended June 29, 2012, 0% for the nine months ended June 28, 2013 and 1.4% for the nine months ended June 29, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 28, 2013	June 29, 2012	% Change	June 28, 2013	June 29, 2012	% Change
Net Income (GAAP)	$113	$102	10.8%	$325	$300	8.3%
Interest expense, net	31	26		85	70
Income tax expense	49	65		165	185
Depreciation and intangible asset amortization	238	219		697	646
Amortization of deferred subscriber acquisition costs	31	27		91	82
Amortization of deferred subscriber acquisition revenue	(34)	(30)		(99)	(89)
EBITDA	$428	$409	4.6%	$1,264	$1,194	5.9%
Restructuring, net	—	1		—	2
Integration costs	—	2		—	12
Non-recurring separation costs	6	—		17	—
Separation related other income(1)	(1)	—		(22)	—
EBITDA before special items	$433	$412	5.1%	$1,259	$1,208	4.2%
EBITDA Margin before special items	52.0%	50.6%	140 bps	51.1%	50.0%	110 bps

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

FCF Before Special Items

	For the Quarters Ended			For the Nine Months Ended
($ in millions)	June 28, 2013	June 29, 2012	% Change	June 28, 2013	June 29, 2012	% Change
Net cash provided by operating activities	$461	$422	9.2%	$1,273	$1,131	12.6%
Dealer generated customer accounts and bulk account purchases	(138)	(171)		(428)	(494)
Subscriber system assets	(150)	(96)		(415)	(268)
Capital expenditures	(20)	(32)		(47)	(44)
FCF	$153	$123	24.4%	$383	$325	17.8%
Restructuring, net	—	—		2	2
Integration costs	—	2		—	12
Non-recurring separation costs including capital expenditures	12	7		31	7
FCF before special items	$165	$132	25.0%	$416	$346	20.2%

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

SSFCF Before Special Items

	For the Twelve Months Ended
($ in millions)	June 28, 2013	June 29, 2012	Change
Net cash provided by operating activities	$1,635	$1,527	7.1%
Subscriber system assets	(525)	(347)
Capital expenditures	(64)	(55)
Dealer generated customer accounts required to maintain recurring revenue(1)	(272)	(253)
Interest paid	83	83
Income taxes paid, net of refunds	23	13
SSFCF	$880	$968	(9.1)%
Restructuring, net	3	3
Integration costs	2	15
Non-recurring separation costs including capital expenditures	33	7
SSFCF before special items	$918	$993	(7.6)%

(1)	Dealer generated customer accounts required to maintain recurring revenue is calculated as follows:

	For the Twelve Months Ended
($ in millions)	June 28, 2013	June 29, 2012
Average trailing twelve month annualized recurring revenue under contract for the period	$3,031	$2,890
Trailing twelve month gross attrition	16.9%	16.7%
Recurring revenue lost to attrition	$512	$483
Price escalations as a % of previous periods trailing twelve month annualized recurring revenue	2.7%	2.7%
Trailing twelve month recurring revenue from price escalation	$82	$78
Net recurring revenue lost	$430	$405
Direct gross additions (in thousands)	641	636
Trailing twelve month Direct New ARPU	$43.2	$41.0
Recurring revenue created through direct channel	$332	$313
Recurring revenue required through dealer channel	$98	$92
Gross dealer annual creation multiple	2.78	2.75
Dealer generated customer accounts required to maintain recurring revenue	$272	$253

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	June 28, 2013	June 29, 2012	Change
Recurring customer revenue (in millions)	$764	$733	4.2%
Other revenue (in millions)	69	81	(14.8)%
Total revenue (in millions)	$833	$814	2.3%

Ending number of customers (in thousands)	6,452	6,447	0.1%
Gross customer additions (in thousands)	276	291	(5.2)%
Customer attrition rate(1)	13.8%	13.2%	60 bps
Average revenue per customer (dollars)(2)	$40.08	$38.36	4.5%

(1)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(2)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.